Exhibit 99.1

NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z Newton, Kansas 67114 (316) 283-6500

PARK AEROSPACE CORP. REPORTS FIRST QUARTER RESULTS

Newton, Kansas, Monday, July 20, 2026…..Park Aerospace Corp. (NYSE-PKE) reported results for the 2027 fiscal year first quarter ended May 31, 2026. The Company will conduct a conference call to discuss its financial results and other matters at 5:00 p.m. EDT today. A live audio webcast of the event, along with presentation materials, will be available at https://edge.media-server.com/mmc/p/e9q3pu9z at 5:00 p.m. EDT today. The presentation materials will also be available at approximately 4:15 p.m. EDT today at https://parkaerospace.com/shareholders/investor-conference-calls/ and on the Company’s website at www.parkaerospace.com under “Investor Conference Calls” on the “Shareholders” page.

Park reported net sales of $18,312,000 for the 2027 fiscal year first quarter ended May 31, 2026 compared to $15,400,000 for the 2026 fiscal year first quarter ended June 1, 2025 and $24,187,000 for the 2026 fiscal year fourth quarter ended March 1, 2026. Net earnings for the 2027 fiscal year first quarter were $3,533,000 compared to $2,080,000 for the 2026 fiscal year first quarter and $3,838,000 for the 2026 fiscal year fourth quarter.

Adjusted EBITDA for the 2027 fiscal year first quarter was $4,576,000 compared to $2,963,000 for the 2026 fiscal year first quarter and $5,171,000 for the 2026 fiscal year fourth quarter.

During the 2027 fiscal year first quarter, the 2026 fiscal year first quarter and the 2026 fiscal year fourth quarter the Company had no special items.

Park reported basic and diluted earnings per share of $0.17 for the 2027 fiscal year first quarter compared to $0.10 for the 2026 fiscal year first quarter and $0.19 for the 2026 fiscal year fourth quarter.

The Company will conduct a conference call to discuss its financial results at 5:00 p.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (877) 407-3982 in the United States and Canada, and (201) 493-6780 in other countries. The required conference ID for attendance by phone is 13761820.

For those unable to listen to the call live, a conference call replay will be available from approximately 8:00 p.m. EDT today through 11:59 p.m. EDT on Monday, July 27, 2026. The conference call replay will be available at https://edge.media-server.com/mmc/p/e9q3pu9z and on the Company’s website at www.parkaerospace.com under “Investor Conference Calls” on the “Shareholders” page. It can also be accessed by dialing (844) 512-2921 in the United States and Canada, and (412) 317-6671 in other countries. The required passcode for accessing the replay by phone is 13761820.

Any additional material financial or statistical data disclosed in the conference call, including the investor presentation, will also be available at the time of the conference call on the Company's website at https://parkaerospace.com/shareholders/investor-conference-calls/.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its operating results were limited to accounting principles generally accepted in the United States of America (“GAAP”) financial measures. Accordingly, in addition to disclosing its operating results determined in accordance with GAAP, Park discloses a non-GAAP measure, Adjusted EBITDA, in order to assist its shareholders and other readers in assessing the Company’s operating performance. The detailed operating information presented below includes a reconciliation of GAAP pre-tax earnings to Adjusted EBITDA. This non-GAAP financial measure is provided to supplement the results provided in accordance with GAAP.

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (Aeroadhere®) and lightning strike protection materials (Electroglide®). Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s website at www.parkaerospace.com

Performance table (in thousands, except per share amounts –unaudited):

	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended

	May 31, 2026	June 1, 2025	March 1, 2026
Sales	$18,312	$15,400	$24,187

Net Earnings	$3,533	$2,080	$3,838

Basic Earnings per Share:
Basic Earnings per Share	$0.17	$0.10	$0.19

Diluted Earnings per Share:
Diluted Earnings per Share	$0.17	$0.10	$0.19

Weighted Average Shares Outstanding:
Basic	20,878	19,919	20,166
Diluted	21,228	19,968	20,418

Comparative balance sheets (in thousands - unaudited):

	May 31, 2026	March 1, 2026
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$89,407	$89,368
Accounts Receivable, Net	10,842	10,974
Inventories	7,801	7,411
Prepaid Expenses and Other Current Assets	1,000	918
Total Current Assets	109,050	108,671

Fixed Assets, Net	21,472	21,828
Operating Right-of-use Assets	243	256
Other Assets	13,589	11,473
Total Assets	$144,354	$142,228

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	$3,504	$3,681
Accrued Liabilities	1,792	1,598
Operating Lease Liability	45	44
Income Taxes Payable	1,790	634
Total Current Liabilities	7,131	5,957

Long-term Operating Lease Liability	262	273
Deferred Income Taxes	5,926	6,009
Other Liabilities	40	39
Total Liabilities	13,359	12,278

Shareholders’ Equity	130,995	129,950

Total Liabilities and Shareholders' Equity	$144,354	$142,228

Additional information
Equity per Share	$6.27	$6.22

Comparative statements of operations (in thousands – unaudited):

	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended

	May 31, 2026	June 1, 2025	March 1, 2026

Net Sales	$18,312	$15,400	$24,187

Cost of Sales	11,936	10,682	17,252

Gross Profit	6,376	4,718	6,935
% of net sales	34.8%	30.6%	28.7%

Selling, General & Administrative Expenses	2,361	2,299	2,343
% of net sales	12.9%	14.9%	9.7%

Earnings from Operations	4,015	2,419	4,592

Interest and Other Income:
Interest and Other Income	786	355	455

Earnings from Operations before Income Taxes	4,801	2,774	5,047

Income Tax Provision	1,268	694	1,209
Net Earnings	$3,533	$2,080	$3,838
% of net sales	19.3%	13.5%	15.9%

Reconciliation of GAAP Net Earnings to Adjusted EBITDA

	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended

	May 31, 2026	June 1, 2025	March 1, 2026
GAAP Net Earnings	$3,533	$2,080	$3,838
Adjustments:
Income Tax Provision	1,268	694	1,209
Interest and Other Income	(786)	(355)	(455)
Depreciation	469	456	472
Stock Option Expense	92	88	107
Adjusted EBITDA	$4,576	$2,963	$5,171